Exhibit 99.1

California Micro Devices Corporation

Registrant’s Financial Statement Adjustments for FY04 and First Six Months of FY05

California Micro Devices Corporation

RESTATEMENT ADJUSTMENTS TO BALANCE SHEET

(amounts in thousands)

(Unaudited)

	June 30, 2003	September 30, 2003	December 31, 2003	March 31, 2004	June 30, 2004	September 30, 2004
Inventories
As originally reported	$3,434	$4,361	$5,407	$6,521	$6,883	$7,570
Restated	3,504	4,371	5,420	6,543	6,903	7,686

Increase (decrease)	70	10	13	22	20	116

Accounts payable
As originally reported	3,801	4,026	5,249	4,498	6,600	4,727
Restated	3,933	4,181	5,465	4,705	6,833	5,003

Increase (decrease)	132	155	216	207	233	276

Accrued liabilities
As originally reported	2,771	3,554	3,770	4,560	2,451	2,495
Restated	2,771	3,534	3,709	4,560	2,449	2,498

Increase (decrease)	—	(20)	(61)	—	(2)	3

Accumulated deficit
As originally reported	(67,665)	(66,983)	(64,458)	(62,688)	(60,730)	(58,547)
Restated	(67,727)	(67,108)	(64,600)	(62,873)	(60,941)	(58,710)

Increase (decrease)	(62)	(125)	(142)	(185)	(211)	(163)

California Micro Devices Corporation

RESTATEMENT ADJUSTMENTS TO CONDENSED STATEMENTS OF OPERATIONS

(amounts in thousands, except per share data)

(Unaudited)

	THREE MONTHS ENDED						FISCAL 2004			FISCAL 2005
	June 30, 2003	September 30, 2003	December 31, 2003	March 31, 2004	June 30, 2004	September 30, 2004	Six Months Ended September 30, 2003	Nine Months Ended December 31, 2003	Year Ended March 31, 2004	Six Months Ended September 30, 2004
Cost of sales
As originally reported	$9,156	$9,986	$9,766	$9,280	$9,906	$10,273	$19,142	$28,908	$38,188	$20,179
Restated	9,218	10,065	9,789	9,301	9,934	10,179	19,283	29,072	38,373	20,113

Increase (decrease)	62	79	23	21	28	(94)	141	164	185	(66)

Research and development
As originally reported	1,052	991	1,220	1,291	1,206	1,207	2,043	3,263	4,554	2,413
Restated	1,052	987	1,219	1,296	1,206	1,250	2,039	3,258	4,554	2,456

Increase (decrease)	—	(4)	(1)	5	—	43	(4)	(5)	—	43

Selling, general and administrative
As originally reported	2,678	2,990	3,195	3,121	3,226	3,254	5,668	8,863	11,984	6,480
Restated	2,678	2,978	3,190	3,138	3,225	3,256	5,656	8,846	11,984	6,481

Increase (decrease)	—	(12)	(5)	17	(1)	2	(12)	(17)	—	1

Income taxes
As originally reported	—	—	41	(41)	61	67	—	41	—	128
Restated	—	—	41	(41)	60	68	—	41	—	128

Increase (decrease)	—	—	—	—	(1)	1	—	—	—	—

Net income
As originally reported	(1,220)	682	2,525	1,770	1,958	2,183	(538)	1,987	3,757	4,141
Restated	(1,282)	619	2,508	1,727	1,932	2,231	(663)	1,845	3,572	4,163

Increase (decrease)	(62)	(63)	(17)	(43)	(26)	48	(125)	(142)	(185)	22

Net income per share–basic
As originally reported	(0.08)	0.04	0.13	0.09	0.09	0.10	(0.03)	0.11	0.21	0.20
Restated	(0.08)	0.04	0.13	0.09	0.09	0.10	(0.04)	0.11	0.20	0.20

Increase (decrease)	—	—	—	—	—	—	(0.01)	—	(0.01)	—

Net income per share–diluted
As originally reported	(0.08)	0.04	0.12	0.08	0.09	0.10	(0.03)	0.11	0.20	0.18
Restated	(0.08)	0.03	0.12	0.08	0.08	0.10	(0.04)	0.10	0.19	0.18

Increase (decrease)	—	(0.01)	—	—	(0.01)	—	(0.01)	(0.01)	(0.01)	—